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Lifetime Brands

Moderator:    Jeffrey Siegel

December 22, 2017

9:00 a.m. ET

Operator:	This is Conference # 2169598.

Operator:	Good day ladies and gentleman. Welcome to the Lifetime Brands to acquire Filament Brands conference call. Today’s call will begin with formal remarks by management, followed by a question and answer period. As a reminder this conference call is being recorded. A life webcast of this call is available on the Investor Relations website of Lifetime Brands.

A slide presentation is also available for download. I would now like to turn the call over to Andrew Squire.

Andrew Squire:	Morning everyone and thank you for joining today’s conference call. With us today are Jeffrey Siegel, Chairman and Chief Executive Officer of Lifetime, Rob Kay, Chairman and Chief Executive Officer of Filament and Larry Winoker, Senior Vice President and Chief Financial Officer of Lifetime.

Before we start the prepared remarks, I’d like to remind you that some of our comments today may include forward looking statements, including statements related to the proposed acquisition of Taylor and statements regarding expected benefits and the acquisition on the timing and financing there of.

These matters involve risks and uncertainties that could cause our actual results to materially differ from our forward looking statements. These forward looking statements and risks I discuss in the investor presentation made available on Lifetime’s website and filings made by Lifetime today with the Securities and Exchange Commission.

Actual results could differ materially from those projected our forecast in the forward looking statements. Factors that could cause actual results to differ materially include the factors and steps in the filings made by Lifetime today with the FCC and the risk factors in Lifetime’s annual report on (Form 10k) for the fiscal year end of December 31, 2016 and subsequent filings with the FCC.

The company assumes no obligation to update the information in this presentation or today’s FCC filings accept this otherwise required by law. It means there’s a caution not to place undue reliance on these forward looking statements, speak only as of the date here of.

In connection with the proposed acquisition Lifetime will prepare a proxy statement for its stockholders to be filed with the FCC, and will mail the proxy statement to its stockholders and file other documents regarding the proposed acquisition with the FCC.

Lifetime urges investors and stockholders to read the proxy statement when it becomes available, as well as other documents filed with the FCC because they will contain important information and with that I’d like to turn the call over the Jeff Siegel.

Jeffrey Siegel:	Thanks Andrew, good morning everyone and thanks for joining the call. This is an exciting day for both Lifetime and Filament. I’m Jeff Siegel Chairman and CEO of Lifetime. I’ve been with Lifetime for over 50 years and I believe this transaction has more potential to increase shareholder value than any we have done before. With me is Rob Kay, Filament’s CEO, who will become the CEO of Lifetime when this transaction closes.

I’ve known Rob for several years and I’ve been extremely impressed by what he’s accomplished and I’m excited about what he can add to Lifetime’s future. In addition, Larry Winoker, who’s been Lifetime’s CFO for 10 years, is also with us. And he is really our most valuable partner in our growth.

I’m going to go through the slides which are available on our website. Slide four is the agenda which is what we want to cover today. Which, we hope will convey the exciting future we expect for Lifetime.

On slide five you can see that this is really a transformation combination. We are incredibly excited about our acquisition of Filament. This is a transaction that will create a premier housewares company with approximately $770 million in net sales, more than $85 million in adjusted pro form EBITDA and an unparalleled portfolio of powerful brands and iconic licenses.

What sets this apart from all previous transactions is that this integrates two of the most important companies in the housewares industry. Bringing together complimentary strengths and positioning Lifetime as the premier company in the industry.

On slide six with these attractive positions in non-traditional, high growth channels, Filament will help extend Lifetime’s reach into important new segments, including wine and bar, bath and kitchen measurements and commercial, creating exciting new opportunities for our business.

In particular, the commercial segment has great potential, since Lifetime has already developed a full line of knives, kitchen tools and gadgets that are intended to use in commercial kitchens and now can be distributed through Filament’s distribution network.

This is truly a reflection point for our company. This transaction is not only a significant milestone for Lifetime. It is a significant milestone for our shareholders and customers alike. We are confident that joining forces gives us the opportunity to accelerate our growth plans and create value for all stakeholders.

Turning to slide seven, following the completion of the transaction, we believe we will have the most powerful platform in housewares. This deal creates a stronger, more diversified company with the scale and infrastructure to truly lead in the consumer housewares industry.

You can see the transformation reflected in seven categories listed on slide seven, which I’ll walk through in more detail throughout the course of this presentation. First, the scale this transaction gives Lifetime the scale required to compete and win in today’s competitive landscape.

Not only will we have expanded presence in important markets around the globe, we will also have the infrastructure to create cutting edge products that we know consumers will want and efficiently get them to customers across the world, whether they want to shop at a blue chip brick-and-mortar retailer or online.

Adding Filament’s marketing and consumer engagement capabilities to Lifetime’s expertise in sales, ecommerce, sourcing and our IT infrastructure, creates a really powerful platform. Second, we’ll be able to bring our extensive customer base even more products, including the three master brands from Filament, Taylor, Chef’n and Rabbit.

We are expanding portfolio into complementary and high-growth product segments. With more brands, more products and a stronger distribution and marketing platform, Lifetime will be able to deepen its partnership with customers, have increased relevance with retailers and forge partnerships in new channels.

And this transaction is being executed by a team that knows how to quickly integrate companies and create value for shareholders and customers in the process. We know how to do this and we are highly confident we will do it again with the acquisition of Filament.

This transaction also brings together two fantastic management teams both of whom have proven track records of value creation. I will touch up on the make up of the new Lifetime team momentarily. Importantly, the financial benefits are also very compelling, as Lifetime will be positioned to deliver enhanced profitability, margins and cash flow.

As you can see this transaction makes sense on multiple levels and is unlike any other deal Lifetime has ever done before. It is of a larger magnitude and of a much larger impact for Lifetime, our shareholders and our customers. It represents a true reflection in the evolution of Lifetime and I’m excited to tell you more detail about what this means for Lifetime and what we believe we will be able to deliver.

As you can see on slide eight, the housewares industry is highly fragmented and intensely competitive. There are more than 2,000 housewares companies in the U.S. and more than 1,800 in Europe. This transaction is about scale and diversity and we’ll create the number one nonelectric housewares company in both North America and the U.K. As the retail environment continues to undergo massive change, we believe this transaction better positions us with the scale to take advantage of this evolution.

Specifically, we expect our scale to give us important competitive advantages, like increased purchasing power, driving greater efficiencies with regard to infrastructure and SG&A costs and leveraging our breadth to bring increased value to our customers. In short, with this transaction, we’re embracing the industry-wide change that we see and are capitalizing on it.

Now please turn to slide nine. At Lifetime, we’ve worked hard over the course of the companies history to build and nurture the best portfolio brands in the nonelectric house ware space. Headlined by of the most widely recognized brands, such as Farberware, our well-known kitchenware brand, Mikasa, our flagship tabletop brand and Built, our millennial-focused brand which is known for innovative lunch bags, wine totes and hydration products. And Kitchen Craft, the number one brand of kitchen tools and gadgets in the U.K.

The team at Filament has done a similarly impressive job with their leading brands, such as Taylor, Chef’n and Rabbit. We see these portfolios as highly complimentary and equally strong, both with number one brand in their respective categories. With the addition of Filament, Lifetime will have over 1,000 patents worldwide, over 20 brands and 27 categories, including number one positions in kitchen ware, cutlery, flat ware, kitchen and bath measurement, as well as barware.

Our portfolio will include a combination of owned and licensed brands. Filament brings three owned brands, which further enhance our mix of owned and licensed brands. In fact, approximately 80 percent of sales from the company will come from owned or controlled brands. On slide 10, while we serve many similar customers, we do not provide them with similar products.

In fact, with this transaction, we’re expanding into new product categories and doing so in a powerful way. With Taylor, we’re adding the number one brand in bath and kitchen measurement. By the same token, we’re gaining significant presence in wine and bar with Rabbit being the leading brand in that space. We’re also very excited about gaining a foothold in the commercial business, as I mentioned earlier. Specifically in food service.

And about the strategic relationship Filament has built with Starbucks. With significantly expanded sales and distribution infrastructure, we see enormous opportunity here to drive new and deeper customer relationships and we intend to capitalize on the clear path to market we now have through the acquisition of Filament. Additionally, we see great potential to be able to distribute the Filament product lines through Kitchen Craft, our U.K.-based subsidiary.

As you can see on slide 11, together we will also have increased relevance with customers. This transaction will enhance our ability to win with those retailers who are winning in today’s changing retail environment. The two companies have highly complimentary customer bases, serving overlapping accounts with distinct product offerings.

This makes Lifetime and Filament a truly excellent fit. By bringing together our two diversified customer bases and channel mixes, we’ll have stronger key partnerships with blue chip retailers, including Amazon, Wal-Mart and Costco, and many others. We’ll have a strong presence in (mass merchants), e-commerce, food and specialty. No customer of the new Lifetime will represent more than 15 percent of sales.

In addition to Starbucks, we will have a new relationship on the commercial side, including with U.S. foods and Gordon Food Service. In today’s dynamic, highly competitive and constantly evolving retail universe, there’s no substitute for being the most relevant supplier. And we know first hand that the best way to do that is through a highly diversified set of brands and private segments.

With Filament, we’ll be able to build even deeper relationships with key customers and become even more valuable to them, by offering meaningful statistical data and unique trend forecasting abilities that retailers increasingly rely on to provide customer preference insights and points of differentiation. On slide 12, as I mentioned, both Lifetime and Filament know how to extract value from transactions for shareholders and customers.

This slide outlines our respective M&A track record in further detail. As you can see here, both companies have strong track record of successful acquisitions and integrations. Over the past five years, Lifetime has successfully integrated nine acquired brands into its portfolio. Over the same timeframe, Filament has successfully folded four acquired quite brands into Taylor products to create Filament brands.

Our respective track records gives us every confidence that we will successfully integrate Filament. Our priority in the next 12 months will be to realize the synergies of today’s transaction as expeditiously and cost-effectively as possible. We believe we can quickly reduce leveraged through our strong combined cash flow in order to opportunistically pursue additional bolt-on acquisitions.

We see a continuous flow of opportunities that will be attractive platform, both in North America and overseas. Lifetime and Filament together create a platform that can easily handle a company many times our size with minimal additional investment in infrastructure. Both Lifetime Filament have operated a CapEx-light model and we will continue to do so.

Turning to slide 13. The new Lifetime will be led by one of the best teams in the industry. We at Lifetime couldn’t be more thrilled to welcome Rob and his highly experienced Filament team to the Lifetime family. Upon closing of the transaction, Rob will become CEO and I will become Executive Chairman.

Rob is a senior seasoned executive with more than 20 years of experience building and running and improving the profitability of several companies. In addition, he is a very experienced operator with a long history of driving M&A, cost reductions and new product development over the course of his career. I have been watching Filament’s evolution for many years.

With the support of Centre Partners and under the leadership of Rob K., Filament has proven itself to be one of the most innovative companies in the high-end branded consumer product sector. The business that he built as CEO of numerous institutionally backed companies and the businesses he inquired Centre’s sponsorship at Filament, clearly show Rob’s distinguished track record in improving both top line growth and bottom line performance.

In addition, he brings with him a highly capable Filament brands team with experience at some of the most recognized names in housewares and consumer products, including Kellogg, Plum Organic, Kodak and others. In addition, Rob experience — at private equity backed companies has proven his ability to improve EBITDA and cash flow. When we look at Lifetime’s historic capabilities as a team, we’ve always excelled more on the new product side.

In addition to everything else I said about Rob and his team, I think his ability to implement cost management and operating discipline is among the most valuable assets he will bring to Lifetime. I look forward to working closely with Rob as executive chairman. I’m confident he’s the right person to lead Lifetime upon this closing to – really, to seize upon the significant opportunities ahead.

On slide 14, the key benefits of this transaction is how it significantly enhances our financial performance. By leveraging the enhanced scale and complementary operations I’ve just discussed, the transaction will be meaningfully accretive to EPS in the first year after closing. Including the effect of expected synergies, we anticipate that the acquisition of Filament to double Lifetime’s EBITDA and drive a 400 basis point improvement in EBITDA margin.

We also expect Filament will significantly boost Lifetime’s net sales to approximately $770 million on a pro forma basis, marking a significant milestone Lifetime’s spent the next goal of surpassing $100 million in EBITDA. With that, I’ll hand it over to Rob, who will tell you more about his great company, Filament.

Robert Kade:	Thanks, Jeff. I am pleased and excited to be here for this announcement and be a part of this transformational transaction. Lifetime is a great company that known and admired for many years, and over this time, I’ve seen its growth driven by the leadership of Jeff and the Lifetime team. As Lifetime’s next CEO, I look forward to continue to grow the business, investing in world-class brands and creating opportunities for all the tremendously talented people at both Lifetime and Filament.

If you turn to page – slide 16, let me spend a few minutes giving you a deeper understanding of Filament’s brands and product offerings. As you can see on the pie chart on the left, Filament sales are roughly one-third kitchenware, one-third bath and irect and one-third commercial. Taking I through the chart on the right, which displays the brands we offer by category, starting at the top kitchen measurement, we are by far the largest player in the kitchen measurement category, which is one the fastest growing housewares categories.

There are no other brands that compete fully with us and we are a meaningful participant in every price point and every channel. Stepping down to kitchen tools and gadgets, Chef’n is the innovation and trend leader with a very loyal following among cooking enthusiasts and provides a great niche complement to the market leading Lifetime offerings of KitchenAid and Farberware.

If you look at wine and bar, Rabbit is a pioneer in the wine accessory and barware space and has significant brand equity in the category. All of our brands are known for style, innovation, trust by the consumer and we make a practice of offering a master brand and a series of su-brands so as to appeal to a full range of consumers and retail channels.

From $150 RBT Tabletop Corkscrews that are entertainment statements to colorful bottle stoppers from our Mako line, which is geared towards millennials and that sell for $4 for a set of two stoppers. When looking at the commercial segment, we are the industry leader in commercial measurement, particularly in professional food service, which is a robust and growing end market. Matter of fact, if you go to any professional kitchen in North America, there is a very good chance that you will find our products.

For Starbucks, we are the only merchandise vender that is a strategic partner. This means we have a dedicated Starbucks team in Seattle and we offer design, CMF – or colors, material and finish – expertise, in addition to product development, all the way through to the delivery of the finished product. We supply Starbuck’s globally with a range of beverage containers, hydration bottles – excuse me – and accessories.

For bath scales, we are the largest player in the bath scale market and control approximately 35 percent of the North American bath scale market and consistently handle all the channels in this highly skew intensive category that is based on interior design needs. You’ll find our products nearly everywhere consumer purchase bath scales. Filament’s retail direct business is all e-commerce, where we have online only brands with strong and loyal consumer followings.

If you turn to slide 17, these pictures give you an idea of the products that Filament offers under our three major brands. For Taylor, you can see an array of timers, thermometers and scales, all the way from analog to digital and from basic offerings to wireless, smart home products. The Chef’n products are 100 percent developed from a light board, designed to solve everyday cooking and food preparation chores.

Shown here are some example of proprietary products such as the Stemgem, which is used to de-stem strawberries, a brusselssprout tool and a veggie chopper, all of which offers huge points of differentiation than other products out there with protected intellectual property. Under Rabbit, we are always staying on trend and leading in innovation while also maintaining leading market shares in the core product categories.

If you turn to slide 18, I’ll spend a little time and walk you through some Filament product innovations that we have recently introduced to the market. For Taylor kitchen, we recently introduced a new scale that is completely stainless with a removable ball and a sleek design that has garnered widespread press attention and was recently picked by Oprah for her favorite gifts for the holiday season, creating a huge sales opportunity on Amazon.

Next, the Chef’n FreshForce Juicer is a redesign of our existing juicer based on an existing patented proprietary gear mechanism that is used to produce 25 percent more juice out of what you are juicing. And it’s different – it has 25% more than anything else that’s on the market. This particular product is a great example of how constantly reinvented online to stay on top, stay relevant and also refresh our I.P. lot.

The business motto is “invent, reinvent and stay trend and functions forward.” The RBT decanter shown here is $100 retail aerating decanter with a unique and truly beautiful waterfall aeration effect as you pour the wine. Not only did this win the prestigious Red Dot Design Award, it was also included as one of Oprah’s favorite thing, and featured in many print and online media influences including Vogue and Elle Decor.

The final innovation on this slide that we’re showing you is the hydration bottle. We designed this hydration bottle exclusively for Starbucks and is picked up and sold by them in their 25,000 stores across the globe. This is just a page of what Filament has to offer. With that, I’ll now turn the call over to Larry, who will walk you through the transaction highlights as well as explain the financial rationale of the transaction in more detail.

Larry Winoker:	Thanks Rob. If you turn to slide 20, I will run through a few additional highlights of the transaction. The transaction values Filament at and enterprise value of approximately $313 million.

This represents approximately 6.3xLTM EBITDA, inclusive of synergies and the effect of the net present value of inherited tax attributes. Filament’s equity holders, who will receive 27 percent interest in Lifetime Brands, will share in this enhanced value creation opportunity.

These are shareholders that see the significant upside of the new Lifetime and they are committed to staying significant owners of the company. The transaction is expected to be meaningfully accretive to Lifetime Brands’ normalized earnings per share in the first year after closing.

The new Lifetime is expected to achieve run-rate cost synergies of $8 million within the first year and further revenue synergies by leveraging each company’s complementary strengths.

We plan to finance the transaction through a combination of proceeds from a newly committed $275 million senior secure term loan and a $150 million asset base loan.

At the closing of the transaction, which we anticipate to occur in the first half of 2018, we expect our pro forma leverage ratio after giving effect to synergies to be below 4.0x. Important, we feel confident that our strong cash flow generation, and the additional cash flow resulting from the Filament acquisition, will enable us to achieve our target leverage ratio of below 3.0x within two years. We also expect we’ll have ample cash flow to maintain Lifetime’s current per share dividend rate.

Turning to slide 21, for more information about the team that would be leading the new Lifetime. As Jeff outlined, upon the closing of the transaction, he will become Executive Chairman of Lifetime and Rob will become Chief Executive Officer. Following close, Rob and two representatives of Centre Partners, Bruce Pollack and Michael Schnabel, will also join Lifetime’s board which will expand to 13 directors.

We anticipate a smooth path to close. We have already secured customary voting and (expansional) agreements from inside shareholders of Lifetime and Filament.

If you turn to slide 22, you’ll see we expect a new Lifetime to have highly dependable and high levels of cash flow generation that we believe exceed in the three averages. Combined with our light capital expenditure requirements producing high, free cash flow conversions, we expect to rapidly be leveraged our balance post-closing.

As I mention at the close – at the close, Lifetime is expected to have a pro forma leverage ratio after synergies of below 4.0x and to achieve its targeting leverage ratio for 3.0x within two years of close as a result of this anticipated, significant free cash flow generation. Furthermore, we believe we can achieve this goal while maintaining our current per share dividend rate.

On slide 23, regarding the expected cost saving, the acquisition is expected to generate approximately $8 million of annual run-rate cost synergies in the first year after the close of the transaction. Actions to capture these saving include supply chain consolidation, sales and marketing efficiencies, and elimination of overlapping back office functions.

We expect to incur a one-time cost of approximately $4.5 million to achieve these run-rate synergies which includes approximately $1.2 million of capital expenditures. With that, I’ll turn the call back over to Jeff for some concluding remarks.

Jeffery Siegel:	Thanks, Larry. I’d like to finish by leaving you with some closing thoughts, and again, highlighting the benefits of this transaction. One, it creates a company of meaningful scale in the housewares industry with critical mass across all channels, including ecommerce. Two, it provides a product portfolio and corporate scale opportunities to grow both the top and bottom lines.

Three, it allows the combined entity to capitalize on Lifetime’s significant investments in sales, distribution, ecommerce, sourcing, and our IT infrastructure. Four, it unlocks significant new opportunities on the commercial channel and creates expanded international sales opportunities. Importantly and number five, it is a financially compelling transaction that is accretive to EBITDA margins and EPS.

Six, it adds new, long-term, institutional shareholders to our corporate structure. Seven, it creates a premier platform to continue to drive consolidation in the housewares sector. And last, this transaction is a milestone that significantly accelerates Lifetime’s strategic objective to surpass $100 million in EBITDA. I would like to emphasize that the platform we are creating is capable of handling significant growth considerably beyond $1 billion in net sales, both in North America and globally.

Let me close by saying thank you to the Lifetime brands, Filament brands, and Centre Partner teams that have worked tirelessly to get up to today’s announcement. This transaction brings together two industry leaders with strong operations and highly capable management teams that are committed and have proven track records of value creation.

As I mentioned earlier, I’ve been with Lifetime for over 50 years and my family has been, up to now, the largest shareholder in Lifetime. Several years ago, I set a goal for where I believe the value of our investment can go. I strongly believe that today’s transaction with Filament will set Lifetime on the best path to achieve that goal in a relatively short period of time.

I look forward to the future together and to sharing more with you about this exciting transaction in the weeks and months ahead. With that, let’s turn the call over to Q&A.

Operator:	Ladies and gentleman, if you would like to ask a question, please press star then the number one on your telephone keypad. Again, star one to ask your questions.

Your first question comes from (Frank Temma) from Sidoti.

(Frank Temma):	Hey, guys. Good morning. And …

Jeffrey Siegel:	Hi, (Frank).

(Frank Temma):	… first of all, congratulations in the early Christmas present for the shareholders here.

Jeffery Siegel:	(Glad to hear you think that way. Great.)

Male:	(Inaudible).

(Frank Temma):	So a bunch of questions. One, I’m just – could you just give us a little color? Jeff, you mentioned you knew the company on how this – just on the history on how this came together. Like did you approach them? Did they approach you? Was this deal shopped? Just some background might be helpful.

Jeffery Siegel:	OK, I’ll give you some of it. This will all be in a proxy that …

(Frank Temma):	Right, right.

Jeffrey Siegel:	… will be public probably next week. But in July, Rob Kay, who I’ve known for several years, called and said we should get together. I mean I had no idea why. And we got together and Rob proposed putting the two companies together. And we’ve spent six months negotiating this, and seeing how well everything fit together, and that’s the short of it. There’s obviously a lot more …

(Frank Temma):	All right. No, that’s interesting. OK. The other question is just on Filament. I think I know the answer, but is the – because the product mix is a little bit different, I’m just wondering is seasonality very similar to Lifetime being that your sales are principally second half and heavily weighted 3Q? Is that a fair assumption for us to make? (Or is it a little different)?

Robert Kay:	There is – it is a little different.

(Frank Temma):	Yes, because you’ve got commercial …

Robert Kay:	Because this product – yes. Yes, for instance bath scales are big after New Year’s.

(Frank Temma):	Right, right.

Robert Kay:	Wine accessories and barware, 80 percent happen pre-Christmas around that time.

(Frank Temma):	OK, OK. And then the commercial I assume would be more stable. Is that an accurate statement? Like over the year?

Robert Kay:	It’s sold to restaurants throughout the year.

(Frank Temma):	Throughout the year. OK, good. All right. A couple questions on the structure of the deal. If I’ve done this right and I know you did the value based on yesterday’s – excuse me, close but is it about 5.5 million shares that you’ll be issuing to Filament shareholders? Is that right?

Robert Kay:	Yes. Yes, (Frank), about 5.6 yes.

(Frank Temma):	OK, 5.6.

Robert Kay:	Got it right.

(Frank Temma):	OK. Just want to know for the dilution and the new debt, do you have rough estimate of – that we could use in our model for the $275 and the new asset based loan?

Robert Kay:	Yes. So, this has caused indications we think will be around (L-plus) LIBOR plus 400, 450 range obviously subject to market. Typical, Term Loan B provisions, seven year life, (like hold protection through that). And the ABL is 150. Also I’m hopeful that we’ll see a little better pricing than we have today.

(Frank Temma):	Right.

Robert Kay:	We’ve done well in the market is in our favor. It’s fully committed so we feel obviously very important for the transaction.

(Frank Temma):	Good. And, I guess it depends when you close the deal as to how much you need to draw on the asset based loan obviously because of working capital.

Robert Kay:	Right, exactly right. You know us, seasonality, so that’s exactly right.

(Frank Temma):	Sure. And I guess the last two questions just on the structure, the net present value I understand how you did that but did you use the new corporate rate or are you using the old corporate rate when you calculate the NPV of the tax benefit?

Robert Kay:	Yes, we used the current corporate rate. The …

(Frank Temma):	OK.

Robert Kay:	Before the tax bill.

(Frank Temma):	Right, right. It’s fine. And the last question just on the staging of the synergies, can you just give us an idea because I understand – so $8 million is obviously a pretty big number can you give us an idea of how that phases in over time roughly?

Is that something – I imagine like some things are pretty straightforward whereas others you obviously – supply chain for example might take months to combine or maybe I have that backwards but can you just give us an idea of that?

Jeffrey Siegel:	Yes, I would caveat the fact that we’ve been working together for a long time primarily on diligence and transaction issues.

(Frank Temma):	Right.

Jeffrey Siegel:	And, there’s three months left to close but we will phase in what we’re talking about here in terms of synergies within the first 12 months after closing.

(Frank Temma):	OK. Thanks, guys and congratulations, again.

Jeffrey Siegel:	Thanks, (Frank).

Robert Kay:	Thanks, (Frank).

Operator:	Your next question comes from Ben Terk from Active Owners.

Ben Terk:	Good morning and happy holidays. Two quick questions from me.

Robert Kay:	Good morning. Happy holidays to you.

Ben Terk:	Thank you. On Filament, whatever you feel comfortable sharing last 12 months, last 24 months direction growth rate up, down, flat. And then second question just so we can back into the math and understand the debt a little bit whatever you can share on the valuation pre-synergies so we can do our own work, that’d be helpful. Thank you.

Jeffrey Siegel:	Yes, we’ll be fining the proxy approximately in the next week which would have the financial information.

Ben Terk:	OK. Thank you.

Operator:	Your next question comes from Andrew Walker from Rangeley Capital.

Andrew Walker:	Hey, guys. Thanks for taking the call. Just following up on that last question, I don’t know how you can do this deal and not give us a standalone EBITDA number.

Larry Winoker:	Standalone for?

Andrew Walker:	For – on the Filament side. He just asked for the pre-synergy valuation and financials and you said we have to wait for the proxy.

Larry Winoker:	Well, bear in mind that reflects some things including guidance. I mean we’re looking at … they’ll be positives and negatives on both sides and we haven’t given – it would require us to update our guidance and we’re not doing it at this time on or for Lifetime. So …

Andrew Walker:	But, I’m not looking …

Larry Winoker:	… right now.

Andrew Walker:	But we’re just looking for the standalone Filament EBITDA number before the synergies.

Jeffrey Siegel:	You would be able to back into guidance from that and we can’t do that.

Larry Winoker:	Yes. And remember 85 we’re giving is 85 plus. We’re not pinning down any specific number at the moment so we don’t want to pin down a specific moment for the individual companies.

Andrew Walker:	OK. I won’t belabor the point. And then, just on the Starbucks partnership on the Filament side, so it looks like that’s in the commercial segment which is about a third of sales. How much of that commercial segment is this Starbucks partnership and how much is outside of that?

Robert Kade:	About two-thirds, one-third.

Andrew Walker:	About two-thirds is in the Starbucks partnership. OK.

Larry Winoker:	Correct.

Andrew Walker:	You mentioned – you mentioned your strategic partner with them but what does that contract look like? Is it long-term, is it month-to-month, how exclusive is it?

Robert Kay:	So there is a long-term purchase agreement that exists but the business really goes by purchase order. We sell Starbucks in every geography. So we sell different what they call retail North American, then we sell China, Asia, Pacific, EMEA, Latin America. We also sell many different product SKUs so we’re selling them different programs.

A couple, about 20 odd programs and hundreds of SKUs. So it’s not – it’s highly diversified that we sell them in all different areas.

Andrew Walker:	OK. Perfect. Great. Thanks, guys.

Larry Winoker:	Sure.

Operator:	Once again, ladies and gentlemen, if you would like to ask a question please press star then the number one on your telephone keypad. Again, to ask your question please press star one on your telephone keypad.

And I show there are no further questions at this time. Management, are there any closing remarks?

Larry Winoker:	No, but thanks. I’d like to thank everyone for joining us today and we look forward to telling you about our growth plans and what we intend to do on the next call. Thank you.

Operator:	Ladies and gentlemen, this does conclude today’s conference. Thank you for your participation. You may now disconnect.

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